Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2015 FIRST QUARTER FINANCIAL RESULTS AND APPROVAL TO WRITE PROPERTY AND CASUALTY INSURANCE IN TEXAS

Conference Call Scheduled For May 15, 2015 at 10:00 a.m. ET

Tampa, FL – May 14, 2015 – 1347 Property Insurance Holdings, Inc. (NASDAQ:PIH) ( the “Company”), an insurance holding company that focuses on offering property and casualty insurance to individuals, currently writing business in Louisiana through its wholly-owned subsidiary, Maison Insurance Company, today announced financial results for its first quarter ended March 31, 2015.

First Quarter 2015 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Direct premiums written were $8.0 million, representing a 41.2% increase over the $5.7 million reported in the prior year quarter
•	Net premiums earned increased 46.3% to $6.0 million from $4.1 million
•	Operating income increased 5.8% to $2.4 million from $2.3 million
•	Net combined ratio was 65.8%, compared with 45.4% in the prior year quarter primarily due to higher G&A expenses
•	Financial results include a one-time pre-tax charge of $(5.4) million on the previously announced termination of the Management Services Agreement with 1347 Advisors LLC
•	Book value per share of $7.70 at March 31, 2015, as compared to $7.85 at December 31, 2014.
•	In-force policy count at March 31, 2015 was 22,300, a 60.4% increase year over year from 13,900

Management Comments

Doug Raucy, Chief Executive Officer, stated, “We are pleased to announce another solid quarter of growth, highlighted by a 41% increase in premiums written over the prior year period. The growth plans for our Louisiana operations are in line with expectations, despite a heightened competitive landscape in the Louisiana market during recent months. We believe our deeply rooted agent relationships and professional expertise will continue to provide a strong competitive advantage over other insurers. We intend to expand our business, and are conducting diligence to ensure that such expansion is undertaken only in areas that are consistent with our unique strategic focus. A number of key activities focused on markets that contain similar characteristics to Louisiana are currently underway.”

Approval By Texas Department of Insurance

On May 12, 2015, the Company’s subsidiary, Maison Insurance Company, was granted a Certificate of Authority to write property and casualty insurance in Texas from the Texas Department of Insurance.

Mr. Raucy, commented, “Continued organic growth and expansion into new markets remain our priorities, and we are very excited to see our approval by the Texas Department of Insurance. We have been working on the Texas expansion for the past 12 months and are ready to begin writing policies through a variety of channels once our forms and rates are approved. The

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Texas market has a large amount of potential for a smaller nimble company like Maison, and we believe it’s an important market for expansion and leveraging our team’s expertise and operational experience. We are continuing our evaluation of other potential new markets to enter as well in 2015. We believe a well-planned and thoughtful risk-based approach is the appropriate way to ensure that all expansion activities are strategic and will result in returns from capital deployment that our shareholders expect.”

Operational Review

	(Unaudited)
($ in thousands, except per share and ratio data)	Three Months Ended
	March 31,
	2015	2014	Change
Direct premiums written	$8,021	$5,681	41.2%
Direct premiums earned	$8,599	$5,039	70.6%
Ceded premiums earned	$2,581	$925	179.0%
Net premiums earned	$6,018	$4,114	46.3%

Total revenues	$6,400	$4,173	53.4%

Net losses and loss adjustment expenses	$629	$384	63.8%
Amortization of deferred policy acquisition costs	$1,526	$881	73.2%
General and administrative expenses	$1,805	$601	200.3%

Operating Income(1)	$2,440	$2,307	5.8%
Loss on termination of MSA	$(5,421)	$-

Income (loss) before tax expense (benefit)	$(2,981)	$2,307	-229.2%
Net income (loss)	$(2,024)	$1,703	-218.8%

Earnings per diluted share	$(0.32)	$1.17
Weighted average diluted shares outstanding	6,358,125	1,027,590

Ratios to Direct Premiums Earned:(1)
Ceded direct premium ratio(1)	30.0%	18.4%	11.6 pts
Direct loss ratio	7.3%	7.6%	(0.3) pts
Direct expense ratio	38.8%	29.4%	9.4 pts
Direct combined ratio	76.1%	55.4%	20.7 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	10.5%	9.4%	1.1 pts
Net expense ratio	55.3%	36.0%	19.3 pts
Net combined ratio	65.8%	45.4%	20.4 pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Direct premiums written were $8.0 million, representing a 41.2% increase over the $5.7 million reported in the prior year quarter. Net premiums earned increased 46.3% to $6.0 million for the quarter ended March 31, 2015 compared with $4.1

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million for the quarter ended March 31, 2014.

Losses and Loss Adjustment Expenses

The direct loss ratio for the quarter ended March 31, 2015 was 7.3%, compared to 7.6% for the prior year period. The net loss ratio for the quarter ended March 31, 2015 was 10.5% compared to 9.3% for the prior year period.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the first quarter of 2015 was $1.5 million, a 73.2% increase over $0.9 in the first quarter of 2014. This increase was very consistent with the increase in direct premiums earned for the quarter as seen when comparing deferred acquisition cost amortization as a percentage of direct premiums earned, which was 17.7% for the first quarter of 2015, compared to 17.5% for the first quarter of 2014.

General and Administrative Expenses

General and administrative expenses for the first quarter of 2015 were $1.8 million, an increase of $1.2 million over the $0.6 million in the first quarter of 2014. General and administrative expenses as a percentage of direct premiums earned were 21.0% for first quarter of 2015 compared to 11.9% for the prior year period. The increase is primarily due to the general costs associated with being a publicly held company as well as an increase in salaries and wages expense as the number of staff increased from five employees as of March 31, 2014 to fifteen employees as of March 31, 2015. Staffing has increased to support our continued growth and planned expansion. This increase in expense is not expected to continue at the same marginal rate going forward.

Loss on Termination of Management Services Agreement

During the first quarter of 2015, the Company terminated the Management Services Agreement (“MSA”) with 1347 Advisors LLC, resulting in a one-time pre-tax charge of $(5.4) million. The termination was announced February 24, 2015. By terminating the MSA, the Company will no longer pay a monthly fee equal to 1% of its direct written premium. We believe this savings will provide a benefit to the Company as we execute our growth plans.

Operating Income

Operating income, which is a non-GAAP metric, is used as a management tool to measure operating performance. In the first quarter 2015, operating income was $2.4 million compared to $2.3 million for the first quarter 2014. This non-GAAP metric should not be considered as an alternative to net income.

Net Income

During the first quarter of 2015, including the effect of the before mentioned charge, the Company reported a net loss attributable to common shareholders of $(2.0) million, compared to net income attributable to common shareholders of $1.2 million in the prior year period. Loss per share for the quarter was $(0.32) per diluted share, based on 6,358,125 weighted average shares outstanding, compared to earnings of $1.17 per diluted share during the prior year period, based on 1,027,590 shares outstanding. Excluding the impact of the termination of the MSA, net income would have been $1.7 million, or $0.26 per common share on a diluted basis, calculated as follows:

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(unaudited)	Three months ended March 31, 2015
	amount (thousands)	Per fully diluted share(1)
Net loss attributable to common shareholders	$(2,024)	$(0.32)
Plus: loss on termination of MSA, net of tax	3,681	0.58
Net income excluding the impact of the termination of MSA	$1,657	$0.26

(1) Based on 6,358,125 weighted average common shares outstanding

Balance Sheet / Investment Portfolio Highlights

At March 31, 2015, the Company held cash, cash equivalents and investments with a carrying value of $67.2 million. As of March 31, 2015, the Company held an investments portfolio comprised primarily of fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers.

Conference Call Details

Date: Friday, May 15, 2015

Time: 10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (877) 407 0619

International callers: (412) 902 1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q1-2015. Audio and a transcript of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

We assess our results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. We believe these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. Our non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

Operating Income

We define operating income as the amount of profit realized from our operations after deducting operating expenses and excludes non-recurring items such as the charges associated with the termination of our management services agreement with 1347 Advisors LLC. For the quarter ended March 31, 2015 and 2014, operating income was derived as follows:

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(in thousands, unaudited)	Three months ended March 31,
	2015	2014
(Loss) Income before income tax (benefit) expense	$(2,981)	$2,307
Plus: loss on termination of MSA	5,421	—
Operating income	$2,440	$2,307

Underwriting Ratios

The Company analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The ceded reinsurance ratio is derived by dividing the amount of ceded earned premium net of ceded losses and ceded loss adjustment expenses by direct earned premiums. The direct loss ratio is derived by dividing the amount of direct losses and direct loss adjustment expenses by direct premiums earned. The direct expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by direct premiums earned. The net loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The net expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the net loss and expense ratios are presented in the Company’s Form 10-Q for the year ended March 31, 2015. The direct combined ratio is the sum of the ceded reinsurance ratio, the direct loss ratio and the direct expense ratio. The net combined ratio is the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. In December 2012, the Company began providing property and casualty insurance to individuals in Louisiana through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings currently include homeowners’ insurance, manufactured home insurance and dwelling fire insurance.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.  For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.  Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at the Company’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Forrest Hunt
Chief Executive Officer		Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9610 / fhunt@equityny.com

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Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except share and per share data) (unaudited)
	Three months ended March 31,
	2015	2014
Revenue:
Net premiums earned	$6,018	$4,114
Net investment income	78	4
Other income	304	55
Total revenue	6,400	4,173

Expenses:
Net losses and loss adjustment expenses	629	384
Amortization of deferred policy acquisition costs	1,526	881
General and administrative expenses	1,805	601
Loss on termination of Management Services Agreement (MSA)	5,421	—
Total expenses	9,381	1,866

(Loss) Income before income tax (benefit) expense	(2,981)	2,307
Income tax (benefit) expense	(957)	604
Net (loss) income	(2,024)	1,703
Less: beneficial conversion feature on convertible preferred shares	—	500
Net (loss) income attributable to common shareholders	$(2,024)	$1,203

(Loss) Earnings per share – net (loss) income attributable to common shareholders:
Basic	$(0.32)	$1.17
Diluted	$(0.32)	$1.17
Weighted average common shares outstanding:
Basic	6,358,125	1,027,590
Diluted	6,358,125	1,027,590

Consolidated Statements of Comprehensive Income (Loss)

Net (loss) income	$(2,024)	$1,703
Unrealized gains (losses) arising during the period	75	(3)
Comprehensive (loss) income	$(1,949)	$1,700

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Consolidated Balance Sheets (in thousands, except share and per share data)
	(unaudited) March 31, 2015	December 31, 2014
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $13,052 and $10,515, respectively)	$13,164	$10,514
Short-term investments, at cost which approximates fair value	101	2,198
Other Investments, at cost	159	—
Total investments	13,424	12,712
Cash and cash equivalents	53,734	53,639
Deferred policy acquisition costs, net	2,928	3,091
Premiums receivable, net of allowance for doubtful accounts of $4 and $3, respectively	1,651	2,086
Ceded unearned premiums	1,718	1,561
Reinsurance recoverable on reserves	307	363
Current income taxes recoverable	620	—
Net deferred income taxes	599	263
Property and equipment, net	232	237
Goodwill	211	—
Intangible assets, net of accumulated amortization of $3 and $0, respectively	49	—
Other assets	391	282
Total assets	$75,864	$74,234

LIABILITIES
Loss and loss adjustment expense reserves	$1,074	$1,211
Unearned premium reserves	17,125	17,703
Ceded reinsurance premiums payable	2,692	2,559
Agent commissions payable	447	323
Premiums collected in advance	1,254	560
Due to related party	96	145
Current income taxes payable	—	262
Accrued expenses and other liabilities	1,884	1,557
Series B Preferred shares, $25.00 par value, 120,000 and zero shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	2,311	—
Total liabilities	26,883	24,320

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,358,125 issued and outstanding at March 31, 2015 and December 31, 2014	6	6
Additional paid-in capital	48,647	47,631
Retained earnings	254	2,278
Accumulated other comprehensive income (loss)	74	(1)
Total Shareholders’ Equity	48,981	49,914
Total liabilities and shareholders’ equity	$75,864	$74,234